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                                                                    EXHIBIT 99.1

NEWS                                                                  [AIG LOGO]


Contact: Charlene Hamrah (Investment Community)
         212/770-7074

         Joe Norton (News Media)
         212/770-3144


          AIG RECEIVES NOTIFICATION OF INVESTIGATION BY U.S. ATTORNEY
                 ON BRIGHTPOINT MATTER SETTLED WITH SEC IN 2003

NEW YORK, October 21, 2004 -- American International Group, Inc. (AIG) today announced that it has been informed by the United States Attorney for the Southern District of Indiana that it is a target of a federal grand jury investigation. According to the U.S. Attorney, "the investigation concerns 'non-traditional insurance' or 'income smoothing' products marketed by AIG that were directed at creating agreements with businesses that would appear to be insurance and accounted for as insurance, but did not involve any actual risk transfer. More specifically, the investigation is directed at a contract between AIG and Brightpoint, Inc." that was previously investigated by the Securities and Exchange Commission (SEC). AIG resolved the SEC's investigation into the matter by a settlement that was announced on September 11, 2003. Details of the settlement are available on the SEC's website at http://www.sec.gov/litigation/admin/34-48477.htm.

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         American International Group, Inc. (AIG) is the world's leading international insurance and financial services organization, with operations in more than 130 countries and jurisdictions. AIG member companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In the United States, AIG companies are the largest underwriters of commercial and industrial insurance and AIG American General is a top-ranked life insurer. AIG's global businesses also include retirement services, financial services and asset management. AIG's financial services businesses include aircraft leasing, financial products, trading and market making. AIG's growing global consumer finance business is led in the United States by American General Finance. AIG also has one of the largest U.S. retirement services businesses through AIG SunAmerica and AIG VALIC, and is a leader in asset management for the individual and institutional markets, with specialized investment management capabilities in equities, fixed income, alternative investments and real estate. AIG's common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.

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                       American International Group, Inc.
                       70 Pine Street, New York, NY 10270